EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD INCREASES ASSETS UNDER MANAGEMENT BY $360 MILLION WITH ASHFORD TRUST’S CLOSING OF THE HIGHLAND HOSPITALITY
ACQUISITION & REFINANCING

DALLAS, March 9, 2015 -- Ashford Inc. (NYSE MKT: AINC) (“Ashford” or the “Company”) announced today that with Ashford Hospitality Trust’s (NYSE: AHT) (“Ashford Trust”) completion of the acquisition of the remaining 28.26% ownership interest of the Highland Hospitality portfolio from its joint venture partner, its assets under management have grown by approximately $360 million. Ashford Trust’s purchase price of $250.1 million was paid in cash and funded by the concurrent refinancing of 24 hotels in the portfolio as well as proceeds from Ashford Trust’s recent equity offering. The acquisition and refinancing increases Ashford Trust’s total market capitalization by approximately $360 million.
The 28-hotel Highland Hospitality portfolio includes 19 full-service hotels and 9 select-service hotels with a concentration in major brands such as Hilton, Marriott, Hyatt and Starwood. In connection with the transaction, Ashford Trust refinanced 24 of the 28 hotels in the Highland portfolio with a new $1.07 billion non-recourse mortgage loan. The new financing has a two-year initial term with four, one-year extension options, subject to the satisfaction of certain conditions.
Ashford is a global asset management company focused on managing real estate, hospitality, and securities platforms.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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